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                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-93505

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                          PROSPECTUS SUPPLEMENT NO. 3
                     (To Prospectus Dated January 18, 2000)
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                          EXODUS COMMUNICATIONS, INC.

                     Up to 6,713,086 Shares of Common Stock

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   This prospectus supplement relates to the resale by the former stockholders of Service Metrics, Inc. and Global Online Japan Co., Ltd., and their respective transferees, pledgees and donees, of shares of common stock issued by Exodus in connection with its acquisition of Service Metrics, Inc. and Global Online Japan Co., Ltd.

   This prospectus supplement should be read in conjunction with the prospectus dated January 18, 2000 and prospectus supplements dated February 24, 2000, April 6, 2000 and July 18, 2000, which are to be delivered in conjunction with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

   The information in the table appearing under the heading "Selling Stockholders" in the prospectus is superseded in part by the information appearing in the table below. The amount below do not reflect the 2 for 1 split of Exodus Common Stock occurring on June 7, 2000.

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
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
                                          Shares owned   Shares   Shares owned
Name                                     before offering offered after offering
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
Niel Robertson (24).....................     234,580     234,580       --
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Massachusetts Institute of Technology...       8,000       8,000       --
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Holly K. Hamann (25)....................       2,422       2,422       --
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Dennis H. Hamann........................       1,980       1,980       --
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Rajat Bhargava..........................      71,292      71,292       --
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Nilanjan B. Gajare......................         150         150       --

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(24) Niel Robertson has transferred 8,000 shares to Massachusetts Institute of
     Technology by gift.
(25)  Holly K. Hamann has transferred 1,980 shares to Dennis H. Hamann by gift.
(26) Nilanjan B. Gajare has transferred 150 shares to Nilanjan B. Gajare by gift.

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   Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is September 18, 2000